UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

 Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-2364
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

 Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Celsion Corporation (the "Company") has received an anticipated NASDAQ Staff Determination Letter indicating that the Company is not in compliance with the minimum Market Value of Listed Securities (“MVLS”) requirement for continued listing on the NASDAQ Capital Market as set forth in NASDAQ Marketplace Rule 5550(b)(2), which requires the Company to have a minimum MVLS of $35 million for at least 30 consecutive business days. The NASDAQ notification letter has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Capital Market.

The Company has been given 180 calendar days, or until October 3, 2011, to regain compliance with Rule 5550(b)(2).  In order to regain compliance with Rule 5550(b)(2), the Company's MVLS must close at $35 million or more for a minimum of 10 consecutive trading days.  If, at any time prior to October 3, 2011, the Company’s MVLS is $35 million or more for 10 consecutive trading days, NASDAQ will provide written confirmation of compliance. NASDAQ’s Rule 5550(b) requires that companies listed on the NASDAQ Capital Market maintain a minimum stockholders’ equity of $2.5 million, a MVLS of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.  If the Company does not regain compliance with Rule 5550(b)(2) by satisfying the MVLS requirement, or one of the other requirements of Rule 5550(b)(2) by October 3, 2011, then NASDAQ will provide written notification to the Company that its securities will be subject to delisting from the NASDAQ Capital Market.  At that time, the Company will be permitted to appeal NASDAQ’s determination to a Listing Qualifications Panel.

The Company intends to actively monitor its MVLS and alternative continued listing requirements and is evaluating all possible means by which the Company may regain sustained compliance with NASDAQ listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION
Date: April 12, 2011	By:	/s/ Jeffrey W. Church
Jeffrey W. Church Vice President and Chief Financial Officer